EXHIBIT 21

                        CHORUS COMMUNICATIONS GROUP, LTD.

SUBSIDIARIES OF THE CORPORATION

The subsidiaries of the Chorus Communications Group, Ltd. and their subsidiaries are listed below.


               Name                                    State of Incorporation

Mid-Plains, Inc.                                            Wisconsin

Chorus Networks, Inc.                                       Wisconsin

MPC of Illinois                                             Illinois

PCS Wisconsin, LLC.                                         Wisconsin

Pioneer Communications, Inc.                                Wisconsin

The Farmers Telephone Company                               Wisconsin

Dickeyville Telephone Corporation                           Wisconsin

Chorus Properties, LLC.                                     Wisconsin

HBC Telecom, Inc.                                           Minnesota